EXHIBIT 99.1
ParkOhio Announces Improved Results

•	Adjusted EPS up 65% from Q1 2016 on comparable revenues

•	Aggressive reductions in operating costs and modest sales improvement expected in the second half of 2016

•	Reaffirms full-year 2016 adjusted earnings guidance of $3.10 to $3.30 per diluted share

CLEVELAND, OHIO, August 8, 2016 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2016.

SECOND QUARTER RESULTS
In the second quarter of 2016, net sales were $329.4 million and net income attributable to ParkOhio common shareholders was $9.0 million, or $0.73 per diluted share. These results compared to net sales of $377.3 million and net income attributable to ParkOhio common shareholders of $12.4 million, or $1.00 per diluted share, in the second quarter of 2015, and net sales of $328.0 million and net income attributable to ParkOhio shareholders of $2.7 million, or $0.22 per diluted share, in the first quarter of 2016.
Adjusted earnings in the second quarter of 2016 were $0.76 per diluted share compared to $1.04 per diluted share in the second quarter of 2015 and $0.46 per diluted share in the first quarter of 2016. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
EBITDA, as defined was $31.3 million in the second quarter of 2016 compared to $34.1 million in the second quarter of 2015 and $25.6 million in the first quarter of 2016. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined.

Edward F. Crawford, Chairman and Chief Executive Officer, stated, “ParkOhio's aggressive reaction to our first quarter results has begun to take hold. Further improvements are expected in the second half of 2016.”
YEAR-TO-DATE RESULTS
In the six months ended June 30, 2016, net sales were $657.4 million and net income attributable to ParkOhio common shareholders was $11.7 million, or $0.96 per diluted share. These results compared to net sales of $752.0 million and net income attributable to ParkOhio common shareholders of $23.2 million, or $1.87 per diluted share, in the comparable period in 2015. Adjusted earnings in the 2016 period were $1.23 per diluted share compared to $1.93 per diluted share in the 2015 period.
EBITDA, as defined was $56.9 million in the first six months of 2016 compared to $67.0 million in the 2015 period. Please refer to the table that follows for a reconciliation of net income to EBITDA, as defined.

A conference call reviewing ParkOhio’s second quarter results will be broadcast live over the Internet on Tuesday, August 9, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

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ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates 45 manufacturing sites and 54 supply chain logistics facilities, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general domestic economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including the uncertainties related to the current global financial crises; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; the outcome of the review conducted by the special committee of our board of directors; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions, except per share data)
Net sales	$329.4	$377.3	$657.4	$752.0
Cost of sales	275.1	316.9	555.3	633.2
Gross profit	54.3	60.4	102.1	118.8
Selling, general and administrative expenses	34.0	34.8	66.5	68.9
Asset impairment	—	—	4.0	—
Operating income	20.3	25.6	31.6	49.9
Interest expense	7.0	6.9	14.1	13.7
Income before income taxes	13.3	18.7	17.5	36.2
Income tax expense	4.3	6.1	5.8	12.5
Net income	9.0	12.6	11.7	23.7
Net income attributable to noncontrolling interest	—	(0.2)	—	(0.5)
Net income attributable to ParkOhio common shareholders	$9.0	$12.4	$11.7	$23.2

Earnings per common share attributable to ParkOhio common shareholders:
Basic	$0.74	$1.02	$0.97	$1.90
Diluted	$0.73	$1.00	$0.96	$1.87
Weighted-average shares used to compute earnings per share:
Basic	12.1	12.2	12.1	12.2
Diluted	12.3	12.4	12.2	12.4

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Other financial data:
EBITDA, as defined	$31.3	$34.1	$56.9	$67.0

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings is a measure of earnings that excludes significant non-cash credits and charges and certain infrequent expenses. Adjusted earnings reflects net income attributable to ParkOhio common shareholders, excluding acquisition-related costs; plant relocation and related costs; and restructuring, severance and impairment charges. Acquisition-related costs in cost of sales relate to the fair value measurements to inventory acquired from the acquisitions that were expensed during the periods presented. Acquisition-related costs in selling, general and administrative expenses relate to contingent consideration expenses related to certain acquisitions. Adjusted earnings are not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered in isolation or as a substitute for net income from continuing operations, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The Company presents adjusted earnings because management uses adjusted earnings to measure performance. Adjusted earnings herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to adjusted earnings:

	Three Months Ended June 30,				Six Months Ended June 30,				Three Months Ended March 31,
	2016		2015		2016		2015		2016
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income	$9.0	$0.73	$12.6	$1.02	$11.7	$0.96	$23.7	$1.91	$2.7	$0.22
Net income attributable to noncontrolling interest	—	—	(0.2)	(0.02)	—	—	(0.5)	(0.04)	—	—
Net income attributable to ParkOhio common shareholders	9.0	0.73	12.4	1.00	11.7	0.96	23.2	1.87	2.7	0.22
Adjustments:
Asset impairment	—	—	—	—	4.0	0.33	—	—	4.0	0.33
Acquisition-related costs in cost of sales	—	—	—	—	—	—	0.2	0.02	—	—
Acquisition-related costs in SG&A expenses	—	—	0.2	0.02	0.2	0.02	0.3	0.02	0.2	0.02
Severance	0.1	0.01	0.5	0.04	0.5	0.04	0.5	0.04	0.4	0.03
Plant relocation and related costs	0.3	0.02	—	—	0.3	0.02	—	—	—	—
Tax effect of adjustments	(0.1)	—	(0.2)	(0.02)	(1.7)	(0.14)	(0.2)	(0.02)	(1.6)	(0.14)
Adjusted earnings	$9.3	$0.76	$12.9	$1.04	$15.0	$1.23	$24.0	$1.93	$5.7	$0.46

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined reflects net income attributable to ParkOhio common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain non-cash charges and corporate-level expenses as defined in the Company's Revolving Credit Agreement. EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The Company presents EBITDA because management uses EBITDA to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its Revolving Credit Agreement. Additionally, EBITDA is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income attributable to ParkOhio common shareholders to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2016	2015	2016	2015	2016
	(In millions)
Net income attributable to ParkOhio common shareholders	$9.0	$12.4	$11.7	$23.2	$2.7
Add back:
Interest expense	7.0	6.9	14.1	13.7	7.1
Income tax expense	4.3	6.1	5.8	12.5	1.5
Depreciation and amortization	7.4	7.0	14.8	14.0	7.4
Share-based compensation	3.0	1.3	5.5	2.9	2.5
Asset impairment	—	—	4.0	—	4.0
Acquisition related costs in cost of sales	—	—	—	0.2	—
Acquisition related costs in selling, general and administrative expenses	—	0.2	0.2	0.3	0.2
Miscellaneous	0.6	0.2	0.8	0.2	0.2
EBITDA, as defined	$31.3	$34.1	$56.9	$67.0	$25.6

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2016	December 31, 2015
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$58.0	$62.0
Accounts receivable, net	200.4	199.3
Inventories, net	248.9	249.0
Other current assets	45.8	39.3
Total current assets	553.1	549.6
Property, plant and equipment, net	148.6	151.3
Goodwill	81.7	82.0
Intangible assets, net	89.1	92.8
Other long-term assets	68.6	66.4
Total assets	$941.1	$942.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$134.9	$129.7
Accrued expenses and other	96.2	95.5
Total current liabilities	231.1	225.2
Long-term liabilities, less current portion:
Debt	434.0	445.8
Deferred tax liabilities	20.5	20.4
Other long-term liabilities	34.3	38.5
Total long-term liabilities	488.8	504.7
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	214.3	205.3
Noncontrolling interest	6.9	6.9
Total equity	221.2	212.2
Total liabilities and shareholders' equity	$941.1	$942.1

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2016	2015
	(In millions)
OPERATING ACTIVITIES
Net income	$11.7	$23.7
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	14.8	14.0
Asset impairment	4.0	—
Share-based compensation	5.5	2.9
Changes in operating assets and liabilities:
Accounts receivable	(1.0)	(10.6)
Inventories	(0.4)	(15.7)
Prepaid and other current assets	(6.2)	(2.7)
Accounts payable and accrued expenses	5.4	(17.7)
Other noncurrent liabilities	(4.6)	5.2
Other	(1.7)	(4.1)
Net cash provided (used) by operating activities	27.5	(5.0)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14.0)	(19.9)
Net cash used by investing activities	(14.0)	(19.9)
FINANCING ACTIVITIES
Proceeds from term loans and other debt	6.2	3.4
Payments on term loans and other debt	(2.2)	(1.5)
(Payments) proceeds from revolving credit facility, net	(13.5)	24.9
Payments on capital lease facilities, net	(1.6)	—
Dividends	(3.1)	(3.1)
Purchases of treasury stock	(1.6)	(4.4)
Payment of acquisition earn-out	(2.0)	—
Net cash (used) provided by financing activities	(17.8)	19.3
Effect of exchange rate changes on cash	0.3	(1.5)
Decrease in cash and cash equivalents	(4.0)	(7.1)
Cash and cash equivalents at beginning of period	62.0	58.0
Cash and cash equivalents at end of period	$58.0	$50.9
Income taxes paid	$2.4	$7.6
Interest paid	$13.1	$12.7

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In millions)
Net sales:
Supply Technologies	$132.9	$150.2	$262.8	$301.6
Assembly Components	134.3	139.8	266.0	280.3
Engineered Products	62.2	87.3	128.6	170.1
	$329.4	$377.3	$657.4	$752.0

Segment operating income:
Supply Technologies	$10.9	$13.0	$21.1	$27.2
Assembly Components	14.2	13.6	24.4	24.2
Engineered Products	3.2	5.2	4.6	11.4
Total segment operating income	28.3	31.8	50.1	62.8
Corporate costs	(8.0)	(6.2)	(14.5)	(12.9)
Asset impairment	—	—	(4.0)	—
Interest expense	(7.0)	(6.9)	(14.1)	(13.7)
Income before income taxes	$13.3	$18.7	$17.5	$36.2